Exhibit 99.1

Kona Grill Reports Third Quarter 2012 Financial Results

18.5% Restaurant Operating Profit Margin Helps Drive Income from Continuing Operations of $0.16 per Share

SCOTTSDALE, AZ, November 5, 2012—Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported results for its third quarter ended September 30, 2012.

Third Quarter 2012 Highlights vs. Year-Ago Quarter:

•	Restaurant sales increased to $23.9 million from $23.8 million;

•	Same-store sales increased 20 basis points, lapping 10.6% same-store sales growth;

•	Restaurant operating profit margin increased 20 basis points to 18.5%;

•	Income from continuing operations increased 86% to $1.4 million; and

•	Net income increased 67% to $984,000 or $0.11 per share, compared to $589,000 or $0.06 per share.

“Our comps during the quarter represent the eighth consecutive quarter of positive same-store sales and eleventh consecutive quarter of positive traffic,” said Berke Bakay, president and CEO of Kona Grill. “We continue to drive positive traffic with the execution of our innovative menu offerings and guest service initiatives. Despite a challenging sales environment in the quarter, we were able to deliver a healthy operating margin of 18.5%. For the first nine months of the year, Kona’s 19.3% operating margin remains at the top of our peer group and we’ve grown income from continuing operations 179% to $4.4 million.

“For the remainder of 2012, we will remain focused on providing innovative food and quality service that differentiates the Kona Grill brand. We continue to work diligently on our real estate pipeline and are currently evaluating several prospective locations. We will update our target for new restaurant openings once leases are executed. We remain confident in our go-forward strategy.”

Third Quarter 2012 Financial Results
Restaurant sales in the third quarter of 2012 were $23.9 million compared to $23.8 million in the third quarter of 2011. The sales improvement reflects a 0.2% increase in same-store sales, driven by a 2.3% increase in guest traffic, partially offset by a 2.0% decrease in average guest check as a result of the company’s happy hour initiatives. The 0.2% increase in same-store sales laps a 10.6% increase in the third quarter of 2011.

Total restaurant operating expenses in the third quarter of 2012 remained constant at $19.5 million compared to the third quarter of 2011. Restaurant operating profit in the third quarter of 2012 increased 1.3% to $4.4 million compared to the year-ago quarter. As a percentage of sales, restaurant operating profit increased 20 basis points to 18.5% compared to 18.3% in the year-ago quarter.

In September 2012, the company settled lease obligation costs associated with the closure of the Sugar Land restaurant for $950,000. As a result of the settlement, the company recognized a charge for $386,000 or $0.05 per share due to incremental lease termination costs and related legal fees. These costs are included in discontinued operations for the third quarter of 2012.

Income from continuing operations increased 86% to $1.4 million or $0.16 per share in the third quarter of 2012, compared to $735,000 or $0.08 per share in the year-ago quarter. Net income in the third quarter of 2012 increased 67% to $984,000 or $0.11 per share, compared to net income of $589,000 or $0.06 per share in the year-ago quarter.

During the third quarter, the company repurchased 192,000 shares at an average cost of $8.13 per share under its $5.0 million stock repurchase program, which was initiated in May 2012. In total, the company has repurchased 287,000 shares for $2.3 million under the current program.

At September 30, 2012, cash and cash equivalents totaled $6.4 million compared to $6.3 million at December 31, 2011. The cash balance at September 30, 2012 included the aforementioned settlement. Total debt was $0.4 million at September 30, 2012 compared to $0.1 million at December 31, 2011. The company has not drawn on its $6.5 million credit line.

Financial Guidance
For the fourth quarter of 2012, Kona Grill expects same-store sales of 1.0%, excluding the impact of Hurricane Sandy on four restaurants and the remodel of its Chandler, Arizona restaurant. With the aforementioned items, restaurant sales are expected to be flat at $23.1 million. The company also expects net income of $0.8 million, or $0.09 per share, compared to net income of $0.7 million, or $0.08 per share, for the fourth quarter of 2011.

For fiscal year 2012, the company expects to more than double its earnings with net income of $4.7 million, or $0.52 per share, compared to 2011 net income of $2.0 million, or $0.21 per share. The company expects 2012 income from continuing operations to increase 123% to $5.2 million compared to income from continuing operations of $2.3 million in 2011.

Conference Call
The company will host a conference call to discuss these results today at 5:00 p.m. Eastern time.

Dial toll-free: 1-877-941-2068
Toll/international: 1-480-629-9712
Conference ID#: 4568022

The conference call will be broadcast simultaneously and available for replay via the Investor Relations section of the company's website at www.konagrill.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through Wednesday, December 5, 2012.

Toll-free replay number: 1-877-870-5176
Toll/International replay number: 1-858-384-5517
Replay pin #: 4568022

About Kona Grill
Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements
The financial guidance we provide for our fourth quarter and fiscal year 2012 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)

ASSETS
Current assets	$8,154	$7,709
Other assets	822	694
Property and equipment, net	29,504	32,944
Total assets	$38,480	$41,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,508	$10,089
Long-term obligations	12,448	13,574
Stockholders’ equity	18,524	17,684
Total liabilities and stockholders’ equity	$38,480	$41,347

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Restaurant sales	$23,887	$23,838	$73,035	$70,591
Costs and expenses:
Cost of sales	6,540	6,404	19,849	19,336
Labor	8,040	7,815	24,199	23,365
Occupancy	1,569	1,742	4,650	5,125
Restaurant operating expenses	3,310	3,506	10,248	10,542
General and administrative	1,761	2,117	5,365	6,147
Gain on insurance recoveries	(101)	-	(101)	-
Depreciation and amortization	1,392	1,474	4,311	4,419
Total costs and expenses	22,511	23,058	68,521	68,934
Income from operations	1,376	780	4,514	1,657
Nonoperating income (expense):
Interest income and other, net	-	-	-	2
Interest expense	(6)	(26)	(26)	(47)
Income from continuing operations before provision for income taxes	1,370	754	4,488	1,612
Provision for income taxes	-	19	120	44
Income from continuing operations	1,370	735	4,368	1,568
Loss from discontinued operations, net of tax	(386)	(146)	(433)	(288)
Net income	$984	$589	$3,935	$1,280

Net income per share - Basic
Income from continuing operations	$0.16	$0.08	$0.50	$0.17
Loss from discontinued operations, net of tax	(0.05)	(0.02)	(0.05)	(0.03)
Net income	$0.11	$0.06	$0.45	$0.14

Net income per share - Diluted
Income from continuing operations	$0.16	$0.08	$0.49	$0.17
Loss from discontinued operations, net of tax	(0.05)	(0.02)	(0.05)	(0.03)
Net income	$0.11	$0.06	$0.44	$0.14

Weighted average shares outstanding:
Basic	8,710	9,256	8,776	9,224
Diluted	8,808	9,454	8,956	9,398

Comprehensive income	$984	$589	$3,935	$1,280

Reconciliation of Restaurant Operating Profit to Income from Operations

The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses.  Restaurant operating profit does not include general and administrative expenses, gain on insurance recoveries and depreciation and amortization.  The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.  The Company uses restaurant operating profit as a key metric to evaluate its restaurants' financial performance compared with its competitors.  Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to income from operations.  Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company's calculation of restaurant operating profit and a reconciliation to income from operations, the most comparable GAAP measure (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Restaurant sales	$23,887	$23,838	$73,035	$70,591
Costs and expenses:
Cost of sales	6,540	6,404	19,849	19,336
Labor	8,040	7,815	24,199	23,365
Occupancy	1,569	1,742	4,650	5,125
Restaurant operating expenses	3,310	3,506	10,248	10,542
Restaurant operating profit	4,428	4,371	14,089	12,223
Deduct - other costs and expenses:
General and administrative	1,761	2,117	5,365	6,147
Gain on insurance recoveries	(101)	-	(101)	-
Depreciation and amortization	1,392	1,474	4,311	4,419
Income from operations	$1,376	$780	$4,514	$1,657

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	27.4	26.9	27.2	27.4
Labor	33.7	32.8	33.1	33.1
Occupancy	6.6	7.3	6.4	7.3
Restaurant operating expenses	13.8	14.7	14.0	14.9
Restaurant operating profit	18.5	18.3	19.3	17.3
Deduct - other costs and expenses:
General and administrative	7.4	8.9	7.3	8.7
Gain on insurance recoveries	(0.4)	-	(0.1)	-
Depreciation and amortization	5.8	6.2	5.9	6.3
Income from operations	5.7%	3.3%	6.1%	2.3%

Certain amounts do not sum to total due to rounding

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Cody Slach
Tel 1-949-574-3860
KONA@liolios.com